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                                                                         EX-99.2


                                 PRESS RELEASE



                               September 26, 2000



STANLEY, VIRGINIA / PIONEER FINANCIAL SERVICES, LLC, is pleased to announce it has entered into an agreement to acquire all of the stock of Valley Finance Service, Inc. Pioneer Financial Services, LLC is a solely owned subsidiary of Pioneer Bank, Stanley, Virginia. The purchase will be an all cash transaction.

VALLEY FINANCE SERVICE, INC. maintains its corporate office and conducts business at 120 South Main Street, Harrisonburg, Virginia. Valley Finance was incorporated on June 8, 1939, and has operated continuously as a consumer finance company since that date. The company makes loans to individuals for consumer and personal reasons.

PIONEER BANK is a wholly owned subsidiary of Pioneer Bankshares, Inc. and currently has four branches in operation. The branches are located in Shenandoah, Luray and Harrisonburg, Virginia, with the Main Office located in Stanley, Virginia.

President/CEO of Pioneer Bankshares, Inc., Thomas R. Rosazza, stated "the Board of Directors are excited about this acquisition, and believes it will fit well into our customer base and niche."

PIONEER FINANCIAL SERVICES, LLC will assume operation of Valley Finance Service, Inc. on October 23, 2000.

PIONEER BANKSHARES, INC. is listed on the NASDAQ OTC Bulletin Board under the symbol of PNBI.OB.